Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2019, by and between Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Laurence Harrod (“Executive”). This Agreement shall become binding upon the execution hereof and shall be effective as of August 12, 2019 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Employment Period. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date on which Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). The place of employment of Executive shall be the principal executive offices and corporate headquarters of the Company and Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), which, during the Employment Period, shall be located in Williamson County, Tennessee. Executive will spend substantially all Executive’s business time in the Williamson County, Tennessee corporate office (other than while traveling for business purposes).

2. Position and Duties.

(a) Position; Responsibilities. During the Employment Period, Executive shall serve as Executive Vice President of Finance of the Company and shall have the normal duties, responsibilities, functions and authority of an executive vice president of finance in similarly sized companies that are not inconsistent with Executive’s position as Executive Vice President of Finance, subject to the power and authority of the board of directors (the “Board”) of Acadia, to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of Executive Vice President of Finance and to overrule actions of officers of the Company.

(b) Reporting; Performance of Duties. Executive shall report to the Chief Executive Officer of Acadia and devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Acadia and the Subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, perform other services for compensation. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or businesses which are not directly competitive with the Company or any Subsidiary (provided that the prior written consent of the Board shall not be required for Executive to serve as a member of the boards of directors or advisory boards (or their equivalents) of the companies listed on Exhibit A), (ii) engaging in charitable activities and community affairs (including serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of not-for-profit, charitable or community organizations which are not directly competitive with the Company or any Subsidiary); and (iii) managing Executive’s personal and legal affairs and his passive personal investments; provided, however, the activities set out in clauses (i) and (ii) above shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. For the avoidance of doubt, so long as Executive is employed by the Company, Executive shall not provide any services to any company or business that is directly competitive with Acadia or its Subsidiaries (whether for-profit or not-for-profit) without the prior written consent of the Board.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be no less than $555,000 per annum, subject to increase by the Board or Acadia’s Compensation Committee (the “Compensation Committee”) in its sole discretion on an annual basis (as increased from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). The Base Salary for any partial year during the Employment Period will be based upon the actual number of days elapsed in such year.

(b) Business Expenses. During the Employment Period, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) Bonus. In addition to the Base Salary, during each calendar year of the Employment Period beginning with the year ending December 31, 2019, Executive will be eligible to earn a target annual cash bonus of not less than 85% of the Base Salary (the “Target Bonus”) and up to a maximum cash bonus equal to two (2) times the Target Bonus for such year, if and only if Executive, Acadia and the Subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee for such year, as determined by the Board or the Compensation Committee in its sole discretion. The performance criteria for any particular year shall be set by the Board or the Compensation Committee no later than ninety (90) days after the commencement of the relevant year. Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company in the calendar year following the calendar year to which such bonus has been earned and no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned.

(d) Long-Term Incentive Compensation. Executive will be entitled to a long-term incentive award in 2019 that will have a target value equal to not less than 220% of the Base Salary (such value to be determined on the same basis as the Committee values such awards generally) and shall be in a form and on terms consistent with the long-term incentive awards for other senior executives of the Company granted in 2019. Thereafter, the Executive shall be eligible for annual grants of equity awards or other long-term incentive awards in amounts as determined by the Committee and on terms and conditions comparable to the Company’s other senior executives.

(e) Benefits. In addition to (but without duplication of) the Base Salary and any bonuses payable to Executive pursuant to this Section 3, Executive shall be entitled to participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible.

(f) Make Whole Compensation. Promptly after the commencement of Executive’s employment with the Company, the Company will pay or provide Executive with the payments and benefits set forth on Schedule 1 hereto. The amounts described in this Section 3(f) shall be in addition to the payments and benefits specified in Section 3(a) through 3(e) above.

(g) Counsel Fees. Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement in an amount up to $5,000, and matters related hereto, payable within thirty (30) days following the execution of this Agreement.

4. Termination.

(a) Termination. The Employment Period shall terminate automatically and immediately upon Executive’s resignation for any reason (whether with Good Reason or without Good Reason), Executive’s death or becoming Disabled, or upon the termination of Executive’s employment by the Company (through action by the Board) for any reason (whether for Cause or without Cause). The date on which Executive ceases to be employed by the Company is referred to herein as the “Termination Date.”

(b) Termination without Cause or with Good Reason. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive:

(i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and any accrued but unpaid cash bonus with respect to a completed performance period;

(ii) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date) and all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement;

(iii) an amount equal to the sum of Executive’s Base Salary and Target Bonus, payable in substantially equal installments in accordance with the Company’s general payroll practices (as in effect from time to time) during the 12-month period following the Termination Date;

(iv) an amount equal to the actual annual cash bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined based on achievement of the performance objectives specified in Executive’s bonus plan for such year (with any subjective performance criteria deemed achieved at target), as determined by the Board or the Compensation Committee consistent with other senior executives of the Company, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)); and

(v) an amount equal to the after-tax cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for the period commencing on the Termination Date and ending on the eighteen-month anniversary of the Termination Date (payable in monthly installments during and concurrently with Executive’s COBRA period).

Notwithstanding the foregoing, Executive shall be entitled to receive such payments described in Section 4(b)(iii) through 4(b)(v) only so long as Executive has not breached any of the provisions of Sections 5, 6,7 and 8 hereof, and all amounts payable and benefits or additional rights provided pursuant to Section 4(b)(iii) through 4(b)(v) shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit B hereto; such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following Executive’s termination (the “Release Requirement”).

(c) Termination by Death or Disability. If the Employment Period is terminated due to Executive’s death or becoming Disabled, then Executive (or his estate or beneficiary) shall be entitled to receive:

(i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and any accrued but unpaid cash bonus with respect to a completed performance period;

(ii) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date) and all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement;

(iii) an amount equal to the actual annual cash bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined based on achievement of the performance objectives specified in Executive’s bonus plan for such year (with any subjective performance criteria deemed achieved at target), as determined by the Board or the Compensation Committee consistent with other senior executives of the Company, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)); and

(iv) an amount equal to the after-tax cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA for the period commencing on the Termination Date and ending on the earliest of (A) the date on which Executive’s COBRA period terminates or expires, (B) six (6) months after the Termination Date, and (C) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the Company (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated prior to expiration of the period commencing on the Termination Date and ending on the earlier of (I) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the Company, and (II) six (6) months after the Termination Date (such period, the “Disability Severance Period”), then Executive shall be entitled to continue to receive an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) payable in monthly installments during the period commencing on the date of such termination or expiration and ending on the date on which the Disability Severance Period expires.

In addition, if the Employment Period is terminated due to Executive’s becoming Disabled (but, for the avoidance of doubt, not due to his death), then Executive (or his estate or beneficiary) shall be entitled to receive, during the Disability Severance Period, continued installment payments of Executive’s Base Salary as in effect on the Termination Date, which shall be payable over the Disability Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly.

(d) Other Termination. If the Employment Period is terminated (i) by the Company for Cause, or (ii) by Executive’s resignation without Good Reason, then the Company shall pay Executive (A) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and (B) any bonus amount under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)) and all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(e) Treatment of Equity Awards. If the Employment Period is terminated by the Company without Cause, by Executive with Good Reason or as a result of Executive’s death or Disability (each, a “Qualifying Termination”), annual equity and equity-based awards granted to Executive during the Effective Time (the “Equity Awards”) shall be treated as set forth below, subject to Executive’s satisfaction of the Release Requirement: (i) the time vesting component(s) of the Equity Awards will be deemed satisfied upon a Qualifying Termination; and (ii) the Equity Awards subject to performance-based vesting will remain outstanding and eligible to vest based on actual achievement of the applicable performance conditions, subject to the terms and conditions set forth in the applicable award agreement and/or governing documentation.

(f) Continuation of Benefits. Upon any termination of employment, whether voluntary or otherwise, Executive shall have the option to elect health insurance coverage for himself, his spouse and his eligible dependents during the period commencing on the end of the statutory COBRA period, if any (provided that Executive validly elected COBRA continuation coverage), until the earlier of the date on which Executive (A) is eligible to participate in another health benefit plan (including, without limitation, a plan sponsored by a then current or former employer of Executive’s or Executive’s spouse, other than a plan that provides for “excepted benefits” as defined under section 733(c) of the Employee Retirement Income Security Act of 1974) or (B) becomes eligible for Medicare. Such coverage will be provided for by the Company (or any successor to the Company, whether by operation of law or otherwise) in accordance with applicable law, and Executive shall pay premiums consistent with other senior executive employees of the Company (or any successor to the Company, whether by operation of law or otherwise). Executive agrees to take all required actions and provide any requested personal medical history and information, in accordance with the applicable policy application and medical underwriting process. Nothing in this Section 4(f) shall decrease or reduce Executive’s rights or entitlements under Sections 4(b)(v) or 4(c)(iv) hereof.

(g) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise.

(h) Right of Offset. The Company may offset any bona fide obligations that Executive owes Acadia or any of the Subsidiaries (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive disputes in good faith the nature or amount thereof) against any amounts the Company or any of the Subsidiaries owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.

(i) Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Acadia or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

(iii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, if Executive is a “specified employee,” to the extent that welfare benefits to be provided to Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing health or welfare benefits that would not be required to be delayed if the premiums were paid by Executive, Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the end of Delay Period.

(j) Upon any termination of Executive’s employment with the Company, Executive shall promptly resign, and shall be automatically deemed to have resigned without the requirement of any further action, from any position as an officer, director or fiduciary of Acadia and the Company and their respective Affiliates (including, without limitation the Board of Acadia). Executive agrees to execute any additional documentation reasonably requested by the Company to implement any such resignation contemplated herein.

5. Confidential Information.

(a) Protection of Confidential Information. Executive acknowledges that the continued success of Acadia and the Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include, without limitation, all information that is (i) related to Acadia’s or the Subsidiaries’ (including any of their predecessors’ prior to being acquired by the Company) current or potential business and (ii) is not generally or publicly known (including, without specific limitation, the information, observations and data concerning (A) acquisition opportunities in or reasonably related to Acadia’s or the Subsidiaries’ business or industry, (B) identities and requirements of, contractual arrangements with and other information regarding Acadia’s or the Subsidiaries’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act), and (C) internal business information and intellectual property of every kind and description of Acadia and the Subsidiaries). Executive agrees that during the Employment Period and for five (5) years thereafter, he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) was known to Executive prior to the negotiation of this Agreement or the Employment Period from a source (other than Acadia, the Subsidiaries or any of their respective agents) that, to the knowledge of Executive, was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Acadia or any of the Subsidiaries, (ii) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (iii) is required to be disclosed pursuant to any applicable law or court order.

(b) Use of Others’ Confidential Information. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality. If at any time during his employment with the Company, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Third-Party Information. Executive understands that Acadia and the Subsidiaries will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Acadia’s and the Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Acadia or the Subsidiaries who need to know such information in connection with their work for Acadia or the Subsidiaries) or use, except in connection with his work for Acadia or the Subsidiaries, Third-Party Information unless expressly authorized by the Board in writing.

(d) Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Acadia or any of the Subsidiaries to make any such reports or disclosures and Executive shall not be not required to notify the Acadia or any of the Subsidiaries that such reports or disclosures have been made.

(e) Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6. Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Acadia’s or the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by Acadia or the Subsidiaries after the date of this Agreement, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to Acadia or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and Acadia or such Subsidiary shall own all rights therein. To the extent any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Acadia or such Subsidiary all right, title and interest, including, without limitation, copyright, in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership by Acadia or such Subsidiary (including, without limitation, execution and delivery of assignments, consents, powers of attorney and other instruments).

7. Non-Compete; Non-Solicit.

(a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with Acadia’s and the Subsidiaries’ trade secrets and with other Confidential Information concerning Acadia and the Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Acadia and the Subsidiaries, and, therefore, Executive agrees that, during the Employment Period and for a period thereafter of twelve (12) months (the “Noncompete Period”), he shall not (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from (A) the business of providing behavioral healthcare and/or related services or (B) any other material business in which Acadia or any of its Subsidiaries planned to be engaged in on or after such date of which the Executive has or should have had actual knowledge; or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which Acadia and the Subsidiaries engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicit. During the Employment Period and for a period thereafter of twelve (12) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of Acadia and the Subsidiaries) (i) induce or attempt to induce any employee or independent contractor of Acadia or the Subsidiaries to leave the employ or services of Acadia or the Subsidiaries, or in any way willfully interfere with the relationship between Acadia and the Subsidiaries and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of Acadia or the Subsidiaries at any time during the twelve (12) months prior to the Termination Date or (iii) willfully induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Acadia or any Subsidiary to cease doing business with Acadia or such Subsidiary or interfere with the relationship between any such customer, supplier, licensor or other business relation and Acadia or any Subsidiary; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.

(c) Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Acadia or any of the Subsidiaries, during the Employment Period and for a period of five (5) years thereafter (the “Non-Disparagement Period”). Without limiting any other obligation of Acadia and the Subsidiaries pursuant to this Agreement, Acadia hereby covenants and agrees that, except as may be required by applicable law, Acadia shall direct its executive officers and members of its board of directors (and use commercially reasonable efforts to obtain compliance with such direction) not to make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Executive, during the Employment Period and the Non-Disparagement Period. This Section 7(c) will not be violated by (i) truthful statements required to be made by law or legal process, or (ii) internal statements in connection with providing services to Acadia and the Subsidiaries.

(d) Blue-Pencil. If, at the time of enforcement of Section 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.

(e) Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Acadia and the Subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of Acadia or any of the Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that Acadia and the Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Acadia and the Subsidiaries conduct business during the Employment Period in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to Acadia and the Subsidiaries of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Acadia and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.

(f) Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or 6 or this Section 7, Acadia and the Subsidiaries would suffer irreparable harm and that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or the Nonsolicit Period, as applicable, shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) except as previously disclosed to the Company in writing (a copy of each such agreement having been provided to the Company prior to the date hereof or being publicly available on EDGAR as of the date hereof), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (c) except as previously disclosed to the Company in writing, Executive took nothing with him which belonged to any former employer when Executive left his prior position and Executive has nothing that contains any information which belongs to any former employer, in either case which would reasonably be likely to result in any liability to Acadia or any Subsidiary, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.

9. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of or plea of nolo contendere to a felony or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to Acadia or any of the Subsidiaries or any of their customers, suppliers or other business relations, (ii) willful conduct outside the scope of Executive’s duties and responsibilities under this Agreement that causes Acadia or any of the Subsidiaries substantial public disgrace or disrepute or demonstrable economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board, (iv) any willful act or knowing omission of aiding or abetting a competitor of Acadia or any of the Subsidiaries to the disadvantage or detriment of Acadia and the Subsidiaries, (v) material breach of fiduciary duty or willful misconduct with respect to Acadia or any of the Subsidiaries, (vi) an administrative or other proceeding arising as a result of Executive’s action that results in the suspension or debarment of Executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof, or any finding of a governmental agency that Executive personally has engaged in misconduct in connection with his employment by the Company or any predecessor employer, or (vii) any other material breach by Executive of this Agreement (including, but not limited to, breach of the Relocation Requirement) or any other agreement between Executive and Acadia or any of the Subsidiaries, provided that no determination of “Cause” may be made until Executive has been given written notice detailing the specific Cause event and a period of fifteen (15) business days following receipt of such notice to cure such event.

“Disabled” means any physical or mental disability or infirmity that has prevented the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably approved by Executive (or his representative).

“Good Reason” shall mean if Executive resigns his employment with the Company as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary, (ii) a material diminution of Executive’s job duties or responsibilities inconsistent with Executive’s position, which shall include, without limitation, (A) Executive’s removal from the position specified in Section 1(a), (B) the Company’s hiring an individual at an equivalent or senior level to Executive to perform substantially the same duties and responsibilities set forth in Section 1(a) or (C) Executive’s reporting directly to any officer of the Company other than the Company’s chief executive officer; (iii) any other material breach by the Company or Acadia (or their successors) of this Agreement; or (iv) a relocation of the Company’s and Acadia’s principal executive offices and corporate headquarters outside of a thirty (30) mile radius of Nashville, Tennessee; provided that, none of the events described in clauses (i) through (iv) above shall constitute Good Reason unless Executive shall have notified the Company and/or Acadia in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if the Company and/or Acadia and the Subsidiaries shall have failed to cure such event within thirty (30) days after the Company’s and/or Acadia’s receipt of such written notice and Executive elects to terminate his employment as a result at the end of such thirty (30) day period.

“Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Acadia or of which Acadia serves as the managing member or in a similar capacity or of which Acadia holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries.

10. Survival. Sections 4 through 28 (other than Section 23) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Laurence Harrod

252 Woodland Road

Newtown, PA 18940

with copies (which shall not constitute notice) to:

Patricia C. Collins, Esq.

Antheil Maslow & McMinn LLP

131 W. State Street

Doylestown, PA 18901

and:

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067

Attention:     General Counsel

Facsimile:     (615) 261-9685

Notices to the Company:

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067

Attention:     Board of Directors

Facsimile:     (615) 261-9685

with copies (which shall not constitute notice) to:

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067

Attention:     General Counsel

Facsimile:     (615) 261-9685

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three days after being mailed by first class mail, return receipt requested, as applicable.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that (i) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (ii) this Agreement will be assignable, transferable or delegable by the Company, without the consent of Executive, to Acadia or any of the Subsidiaries or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of the business or assets of the Company or Acadia or the Subsidiaries (none of which shall constitute a termination of Executive’s employment hereunder).

17. Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any dispute arising out of or relating to this Agreement, exclusively shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20. Indemnification and Reimbursement of Payments on Behalf of Executive. Acadia and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Acadia or any of the Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Acadia or any of the Subsidiaries or Executive’s ownership interest in Acadia or any of the Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation.

21. Executive Representation. Executive has provided the Company with copies of all agreements with Executive’s former employer (the “Former Employer”) that contains post-termination restrictive covenants (the “Former Employer Covenants”). Executive agrees to comply with the Former Employer Covenants and the parties agree to communicate among themselves in order to determine how best to so comply. To that end, Executive shall not perform any services for, or continue or assume any position with, the Company or its Affiliates to the extent it is determined by the parties that such services or actions would violate the Former Employer Covenants, it being understood and agreed that this shall not constitute Good Reason hereunder. The Company hereby agrees to indemnify, defend and hold harmless Executive from and against any and all Covered Costs (defined below) related to or arising out of any Covered Claim (and/or any claim, action, suit or proceeding brought by or on behalf of Executive to enforce any of the provisions of this paragraph of this Agreement). Without limitation of the foregoing, the Company will advance all expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any proceeding to which Executive is a party or is threatened to be made a party by reason of any action by any Former Employer and/or any Claim by a Former Employer with respect to Executive’s employment with the Company or Acadia or their Subsidiaries. Executive hereby agrees to resolve any such investigation, defense, settlement or appeal, as reasonably directed by the Company and/or Acadia. In the event Executive does not comply with the immediately preceding sentence, Executive shall not be entitled to any further indemnification or reimbursements provided for in this Section 21. “Covered Costs” means all reasonable fees and expenses of counsel, experts and other advisors, including, without limitation, reasonable attorneys’ fees, retainers, court costs, witness fees, travel expenses, and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, any threatened, pending or completed action, suit or proceeding, including, without limitation, any appeals, whether administrative or arbitrative and whether formal or informal, together with any and all damages, judgments, settlements, penalties, fines or other amounts assessed against Executive or for which Executive may be held liable. “Covered Claim” means any and all claims, actions, suits or proceedings, whether actual, threatened, pending or completed arising from or relating to any alleged breach of any agreement between Executive and the Former Employer and/or any of its parents, subsidiaries, divisions, or affiliates as a result of Executive’s employment by, and/or contracting with, the Company, Acadia or their Affiliates, including, but not limited to, the Former Employer Covenants, provided that a Covered Claim shall not apply to any willful or grossly negligent breach of the Former Employer Covenants by Executive.

22. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23. Opportunity. During the Employment Period, Executive shall submit to the Board all material investment or business opportunities of which he becomes aware that would customarily be brought to the attention of a board of directors and which are within the scope and investment objectives of Acadia or any of the Subsidiaries.

24. Executive’s Cooperation. During the Employment Period and for a period of six (6) months thereafter, Executive shall cooperate with Acadia and the Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by Acadia or the Subsidiaries (including, without limitation, Executive being available to Acadia and the Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Acadia’s or any of the Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering Acadia and the

Subsidiaries all pertinent information and turning over to Acadia and the Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), all at Acadia’s or the Subsidiaries’ sole cost and expense. After such six (6) month period, if Executive is requested to engage or participate in any of the foregoing, then Executive will do so and Acadia or the Subsidiaries shall compensate Executive for his time at an hourly rate of $250/hour. Any services requested by the Company under this Section 24 shall be scheduled to not unreasonably interfere with Executive’s employment or personal obligations at the time. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Executive in such events, and that non-compliance with any such request by Executive for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement.

25. Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

26. Indemnification and Directors and Officers Insurance.

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Executive on a basis no less favorable than members of the Board and in accordance with the bylaws of the Company and Acadia.

(b) During the Employment Period and for a period of six (6) years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same or greater amount as for members of the Board.

27. Legal Fees and Expenses. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding, will be reimbursed by the Claiming Party, and, if the Claiming Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Claiming Party in such Proceeding, will be reimbursed by the Defending Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party and the Defending Party on an equitable basis. For purposes of this Section 27, and without limiting the generality of the foregoing, the Defending Party will be deemed to have prevailed in any Proceeding if the Claiming Party commences or threatens such Proceeding and (i) the underlying claim(s) in such Proceeding are subsequently dropped or dismissed, or (ii) the Defending Party defeats any such claim(s).

28. Acadia Guarantee. Acadia unconditionally guarantees and promises to pay and perform, upon Executive’s demand following a default by the Company, any and all obligations of the Company from time to time owed to Executive under this Agreement, subject to any applicable cure period. Acadia further agrees that if the Company shall fail to fulfill any of its obligations under this Agreement, Acadia will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guarantee of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations of the Company have been paid and performed in full. Acadia represents and warrants that it will receive a substantial benefit from Company’s employment of Executive, which employment gives rise to the obligations of the Company under this Agreement. Acadia acknowledges that Executive would not execute this Agreement if it did not receive this guarantee.

*         *         *         *         *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

ACADIA MANAGEMENT COMPANY, INC.

By: /s/ Christopher L. Howard
Name: Christopher L. Howard
Its: Vice President and Secretary

EXECUTIVE:

/s/ Laurence Harrod
Name: Laurence Harrod

ACKNOWLEDGED AND AGREED:

ACADIA HEALTHCARE COMPANY, INC., solely with respect to Sections 7 and 28, as of this 6th day of August, 2019

By: /s/ Debra K. Osteen
Name: Debra K. Osteen
Its: Chief Executive Officer

Schedule 1

1. The Company will pay Executive a cash lump sum of $200,000 promptly after the Effective Date.

2. The Company will pay Executive a cash lump sum of $410,000 on the first anniversary of the Effective Date if the Executive is then employed by the Company.

3. The Company will pay Executive a cash lump sum of $410,000 on the second anniversary of the Effective Date if the Executive is then employed by the Company.

.

EXHIBIT A

Other Activities

None

EXHIBIT B

GENERAL RELEASE

I,                                         , in consideration of and subject to the performance by Acadia Management Company, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of December 16, 2018 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including those that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me.

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (and nothing set forth herein shall be deemed a release of) (i) any right to any earned and accrued salary, vacation, benefits, expense reimbursements, or any severance benefits to which I am entitled under the Agreement, or (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, applicable law or otherwise, including, without limitation, Sections 21, 26 and 27 of the Agreement and/or (iii) my rights as an equity or security holder in the Company, Acadia or their affiliates.

7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 4 through 28 (other than Section 23) of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: